                                                                    Exhibit 99.2




Factory Card & Party Outlet Corporation
2727 Diehl Road
Naperville, Illinois 60563


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Factory Card & Party Outlet Corporation and subsidiaries for the three month and four month periods ended August 3, 2002, and the 2 month period ended April 6, 2002; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended August 3, 2002, is incorporated by reference in Registration Statement No. 36-3652087 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/  Deloitte & Touche LLP
Chicago, Illinois
September 16, 2002